UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2021

IANTHUS CAPITAL HOLDINGS, INC.

(Name of registrant in its charter)

British Columbia, Canada	000-56228	98-1360810
(State or jurisdiction of	(Commission File	(IRS Employer
incorporation or organization)	Number)	Identification No.)

420 Lexington Avenue, Suite 414

New York, NY 10170

(Address of principal executive offices)

(646) 518-9411

(Registrant’s telephone number)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Press Release Dated August 23, 2021

On August 23, 2021, iAnthus Capital Holdings, Inc. (the “Company”) issued a press release disclosing that it had received a purported notice (the “Notice”) from the holders of its 13% senior secured convertible debentures (the “Secured Lenders”) and a majority of the holders of its 8% convertible unsecured debentures (the “Consenting Debenture Holders” and together with the Secured Lenders, the “Lenders” ). Pursuant to the Notice, the Lenders seek to unilaterally extend the outside date (the “Outside Date”) for closing the contemplated recapitalization transaction (the “Recapitalization Transaction”) to be implemented by way of a court-approved plan of arrangement (“Plan of Arrangement”). Specifically, the Lenders seek to extend the Outside Date from August 31, 2021 to “the date on which any regulatory approval or consent condition to implementation of the Plan of Arrangement is satisfied or waived.” The Company's position is that the Restructuring Support Agreement by and among the Company, its subsidiaries and the Lenders, dated July 10, 2020, as amended on June 15, 2021 (as amended, the “Restructuring Support Agreement”) does not afford the Lenders a unilateral right to extend the Outside Date.

In addition, on August 20, 2021, the Company received a Notice of Application (the “Application”) filed in the Ontario Superior Court of Justice (the “Court”) by Gotham Green Partners, LLC and Gotham Green Admin 1, LLC (collectively, the “Applicants”) seeking, among other things, a declaration that the Notice is effective.  In the alternative, the Applicants seek an order rectifying the Restructuring Support Agreement to permit the Outside Date to be extended and prohibiting the Company from terminating the Restructuring Support Agreement without further order of the Court.

As previously disclosed, securityholder approval and court approval were two of the primary conditions for the consummation of the Recapitalization Transaction, both of which conditions have been satisfied. The Company is also required to obtain other necessary approvals with respect to the Plan of Arrangement, including approvals by state-level regulators and the Canadian Securities Exchange. Specifically, certain of the transactions contemplated by the Recapitalization Transaction have triggered the requirement for an approval by state-level regulators in certain U.S. states with jurisdiction over the licensed cannabis operations of entities owned, in whole or in part, or controlled, directly or indirectly, by the Company in such states.

On February 23, 2021, the Nevada Cannabis Compliance Board approved the proposed change of ownership and control of the Company’s wholly-owned subsidiary, GreenMart of Nevada NLV, LLC, contemplated by the Recapitalization Transaction.

On June 17, 2021, the Massachusetts Cannabis Control Commission (the “CCC”) approved the proposed change of ownership and control of the current licenses held by the Company’s wholly-owned subsidiaries, Mayflower Medicinals, Inc. (“Mayflower”) and Cannatech Medicinals, Inc., contemplated by the Recapitalization Transaction (the “June 17 Approval”). On August 12, 2021, Mayflower’s pending application for a Marijuana Establishment retail license for its Allston, Massachusetts retail location was approved by the CCC at its August public meeting. The public meeting materials posted on the CCC’s website require Mayflower to submit a new change of ownership and control request in connection with the Recapitalization Transaction with respect to the Marijuana Establishment retail license approved on August 12, 2021 (the “New COC Application”). Further, the CCC’s public meeting materials state that the June 17 Approval cannot be effectuated until the New COC Application is submitted by Mayflower and approved by the CCC.

On August 20, 2021, the Vermont Department of Public Safety (the “DPS”) confirmed that DPS does not require prior approval of the Recapitalization Transaction, except for background checks with respect to the prospective new directors and Interim Chief Executive Officer of the Company to be appointed effective upon the closing of the Recapitalization Transaction, which background checks have been completed.

State-level regulatory approvals remain outstanding in Florida, Massachusetts, Maryland, New York and New Jersey as further detailed in the press release.

A copy of the press release is attached as Exhibit 99.1 to this Report, and the information contained therein is incorporated by reference into this Current Report on Form 8-K.

Press Release Dated August 27, 2021

On August 27, 2021, the Company issued a press release announcing that the hearing with respect to the Application is scheduled for September 23, 2021. In addition, the Court indicated, among other things, during the period from September 1, 2021 to the hearing of the Application on September 23, 2021, that no party may terminate the Restructuring Support Agreement and that no party to the Restructuring Support Agreement or their representatives shall take any action to advance or impede the regulatory process with respect to the closing of the Recapitalization Transaction.

A copy of the press release is attached as Exhibit 99.2 to this Report, and the information contained therein is incorporated by reference into this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated August 23, 2021
99.2	Press release dated August 27, 2021
104	Inline XBRL for the cover page of this Current Report on Form 8-K

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IANTHUS CAPITAL HOLDINGS, INC.

Date: September 1, 2021	By:	/s/ Randy Maslow
Randy Maslow Interim Chief Executive Officer